EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President and CEO
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTH EARNINGS

York, Pennsylvania, May 7, 2007: The York Water Company's (NASDAQ:YORW) President, Jeffrey S. Osman, announced today the Company's financial results for the first quarter of 2007.

President Osman reported that operating revenues of $7,385,000 increased 11.7% over the first quarter of 2006 due to growth in the customer base of approximately 2,200 and a 9.2% rate increase granted by the Pennsylvania Public Utility Commission, which was effective September 15, 2006.

First quarter earnings of $1,326,000 increased 5.3% compared to first quarter 2006. The increase in net income is attributed to the increase in revenues.

During the first quarter of 2007, the Company incurred $3.3 million on construction projects and the acquisition of the Abbottstown Borough water system. The majority of the construction expenditures were for distribution system expansion and improvements.

	Three Months Ended March 31 In 000's (except per share)
	2007	2006
Water Operating Revenues	$7,385	$6,614
Net Income from Water Operations	$1,326	$1,259
Average Number of Common Shares Outstanding	11,204	10,403
Basic Earnings per Common Share	$0.12	$ 0.12
Dividends Paid Per Common Share	$0.118	$0.112

Share and per share amounts in the above table have been restated to reflect the September 2006 three-for-two stock split.